UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2022

PASSAGE BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39231	82-2729751
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Commerce Square 2005 Market Street, 39th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(267) 866-0311

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value Per Share	PASG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and Director

Effective as of October 10, 2022, the board of directors (the “Board”) of Passage Bio, Inc. (the “Company”) appointed William Chou, M.D., age 50, as (i) Chief Executive Officer and (ii) a member of the Board, to serve as a Class II director with an initial term expiring at the Company’s 2025 Annual Meeting of Stockholders, in each case, effective on or about October 10, 2022 (the “Commencement Date”). In conjunction with the appointment of Dr. Chou, Edgar B. (Chip) Cale resigned from his position as the Company’s Interim Chief Executive Officer. Mr. Cale will continue in his role as the Company’s General Counsel and Corporate Secretary.

Dr. Chou previously served as Chief Executive Officer of Aruvant Sciences, Inc., a clinical-stage gene therapy company, from November 2019 to October 2022. Prior to that, Dr. Chou served in various roles of increasing responsibility at Novartis AG (“Novartis”) from 2008 to October 2019, ultimately serving as Vice President and Global Disease Lead for Novartis’ Cell and Gene Therapy unit from May 2018 to October 2019. Prior to joining Novartis, Dr. Chou worked at the Boston Consulting Group where he focused on commercial and clinical pharmaceutical strategy. Dr. Chou holds an M.B.A. from the Yale School of Management, an M.D. from the University of Pittsburgh School of Medicine, and an A.B. in Politics and Economics from Princeton University.

Pursuant to his employment agreement with the Company (the “Employment Agreement”), Dr. Chou will (i) receive an annual base salary of $580,000, (ii) be eligible to receive a cash bonus of up to 55% of his annual base salary, subject to the achievement of certain performance criteria, (iii) receive a new hire cash sign-on bonus of $200,000 (the “Sign-on Bonus”), which Dr. Chou must (x) fully repay if he voluntarily resigns without Good Reason (as defined in the Employment Agreement) or is terminated for Cause (as defined in the Employment Agreement) prior to the twelve month anniversary of the Commencement Date or (y) repay 50% of the Sign-on Bonus if he voluntarily resigns without Good Reason or is terminated for Cause on or after the twelve month anniversary of the Commencement Date, but prior to the eighteen month anniversary of the Commencement Date, and (iv) receive reimbursement for commuting, as well as housing expenses not to exceed $7,500 per month. Dr. Chou will also receive a stock option to purchase 885,000 shares of common stock at an exercise price equal to the closing sale price of the common stock on the date of grant (which will be the Commencement Date), as reported by the Nasdaq Global Select Market, which will vest as to 1/4th of the shares on the date that is one year following the Commencement Date and 1/48th of the shares monthly thereafter until fully vested, subject to his continued service to the Company.

Additionally, pursuant to the Employment Agreement, if Dr. Chou is terminated without Cause or resigns for Good Reason, and subject to his execution and non-revocation of a release of claims, he will be entitled to (i) a lump-sum payment equal to 12 months of his base salary, (ii) 100% of his then current target bonus, and (iii) 12 months payment of COBRA premiums. If Dr. Chou is terminated without Cause or resigns for Good Reason within two months prior to, or 12 months following, a Change of Control, then he will receive (i) a lump-sum payment equal to 18 months of his base salary, (ii) 18 months payment of COBRA premiums, and (iii) 150% of his then current target bonus, payable in a lump sum. Additionally, Dr. Chou’s then outstanding unvested options and other equity awards will become fully vested and exercisable, as applicable, and any forfeiture restrictions thereon will lapse. Unless otherwise set forth in an applicable grant agreement, any performance conditions applicable to such equity awards will be deemed achieved at the greater of target or actual performance.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the nine months ending September 30, 2022.

Prior to the Commencement Date, the Company will enter into its standard form of indemnification agreement with Dr. Chou. The form of the indemnification agreement was previously filed by the Company as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 3, 2020 and incorporated by reference herein.

There are no arrangements or understandings between Dr. Chou and any other persons, pursuant to which he was appointed as Chief Executive Officer. There are also no family relationships between Dr. Chou and any director or executive officer of the Company, nor does Dr. Chou have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PASSAGE BIO, INC.

Date: October 11, 2022	By:	/s/ Simona King
Simona King
Chief Financial Officer

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